LOGO

TO: FROM: RE: DATE:	Investment Community Distribution List Dennis Sabourin Investor Relations Officer Wellman, Inc., Second Quarter 2003 Financial Results and Conference Call June 25, 2003

Wellman, Inc. plans to release its second quarter 2003 financial results before the open of New York financial markets on Thursday, July 24, 2003, and will host a conference call for the investment community at 1:00 p.m. that same day to review the results. To participate in the call, dial (800) 789-1044 domestically, or, for international calls (706) 634-1406, several minutes before start time. You will need the following passcode: 7633243.

If you are unavailable for the conference call, a taped replay will be accessible starting at 4:00 p.m. that day through 11:59 p.m. July 31, 2003. Dial (800) 642-1687 domestically, or, for international calls (706) 645-9291, to listen to the replay. You will need the passcode: 1487875 to access the replay.

The presentation will be webcast on Wellman's Internet home page. Details on how to connect to the webcast will be announced in a press release.

If you have any questions about the above, please call Doreen Graziano at (732) 212-3315.

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters; acts of terrorism; maintaining the operations of our existing production facilities; and the impact of a governmental investigation of pricing practices in the polyester staple fiber industry. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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